Exhibit 3.2

ASSUMPTION OF WARRANT AGREEMENT

THIS ASSUMPTION OF WARRANT AGREEMENT (this “Agreement”), is made and entered effective as of July 21, 2026, by and among Relativity Acquisition Corp., a Delaware corporation (“Relativity”), Instinct Bio Technical Company Holdings Inc. (formerly known as Relativity Holdings Inc.), a Cayman Islands exempted company (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Warrant Agreement (as defined below).

WHEREAS, Relativity and the Warrant Agent previously entered into that certain Warrant Agreement, dated February 10, 2022 (the “Warrant Agreement”), pursuant to which the Warrant Agent agreed to act on behalf of Relativity in connection with the issuance, registration, transfer, exchange, redemption and exercise of up to 14,375,000 warrants (the “Public Warrants”) underlying units issued in Relativity’s initial public offering (the “IPO”), and up to 653,750 warrants (the “Private Placement Warrants”) issued in a private placement consummated simultaneously with the IPO;

WHEREAS, the IPO and the private placement were consummated on February 15, 2022;

WHEREAS, Relativity has entered into a Business Combination Agreement dated February 28, 2025 (as amended and restated on October 22, 2025, and as may be further amended, restated or supplemented from time to time, the "Business Combination Agreement"), by and among (i) Relativity; (ii) Pubco; (iii) Relativity Purchaser Merger Sub II Inc., a Cayman Islands company and a wholly-owned subsidiary of Pubco (“Merger Sub”); (iv) Instinct Bio Technical Company Inc., a Cayman Islands exempted company (“BIOT”), and its shareholders (“Sellers”); (v) Relativity Acquisition Sponsor, LLC, in the capacity as representative of the stockholders of Pubco other than the Sellers ; and (vi) Tomoki Nagano, in the capacity as representative of the Sellers , which provides for a Business Combination between Relativity and BIOT;

WHEREAS, pursuant to the Combination Agreement, Relativity will merge with and into Merger Sub (the “Merger”) and (ii) following the Merger, Pubco will acquire all the outstanding securities of BIOT and a wholly-owned subsidiary of PubCo (the “Business Combination”); and as a result of the Business Combination, holders of Ordinary Shares of BIOT and Relativity will become holders of shares of ordinary shares, par value $0.00001 per share, of PubCo (“Ordinary Shares”);

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.4 of the Warrant Agreement, the Warrants will no longer be exercisable for Common Stock of Relativity but instead will be exercisable for Ordinary Shares; and

WHEREAS, in connection with the Business Combination, PubCo wishes to confirm the assumption of Relativity’s rights, duties, covenants and other obligations (the “Obligations”) under the Warrant Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Assumption of the Obligations. As of and with effect on and from the Closing (as defined in the Business Combination Agreement), Relativity hereby assigns to PubCo all of Relativity’s rights, titles, interests and obligations in and under the Warrant Agreement; and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Relativity’s liabilities and obligations under the Warrant Agreement arising on, from and after the Closing.

2.	Consent. The Warrant Agent hereby consents to (i) the assignment of the Warrant Agreement by Relativity to PubCo and the assumption of the Warrant Agreement by PubCo from Relativity, in each case effective as of the Closing, and (ii) the continuation of the Warrant Agreement, in full force and effect from and after the Closing.

3.	No Amendments. Except for the assumption of the Obligations by PubCo hereunder, the Warrant Agreement shall remain unchanged and in full force and effect.

4.	Miscellaneous.

(a)	Relativity and PubCo agree to execute such reasonable further instruments or perform such reasonable acts which are or may become reasonably necessary to carry out the intent of this Agreement.

(b)	This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws principles.

(c)	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RELATIVITY ACQUISITION CORP.

By:
Name: Tarek Tabsh
Title: Chief Executive Officer

INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC.

By:
Name: Tomoki Nagano
Title: Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title: